Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 24 Dated September 21, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $290,000,000

Price to Public:    100%              Proceeds to HFC:  99.943%

Issue  Date:     September 26, 2000   Stated Maturity: September 26, 2002

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on September 22, 2000

Interest Rate Basis:     LIBOR Telerate

Spread or Spread Multiplier:  Plus .15% (+ 15 basis points)

Interest  Payment Dates:  On the 26th of September, December, March
     and June of each year, commencing December 26, 2000, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three Months.

Agent:  Merrill Lynch & Co. - $200,000,000
             Banc of America Securities, LLC - $90,000,000

Agent's Discount or Commission:    .057%